Exhibit 99.1

Montauk Renewables Announces Second Quarter 2026 Results

PITTSBURGH, PENNSYLVANIA – August 5, 2026—Montauk Renewables, Inc. (“Montauk” or “the Company”) (NASDAQ: MNTK), a renewable energy company specializing in the management, recovery, and conversion of biogas into renewable natural gas (“RNG”), today announced financial results for the second quarter ended June 30, 2026.

Second Quarter Highlights:

• Revenues of $54.0 million, increased 19.7 % year-over-year

• Net income of $0.2 million, increased 104.1% year-over-year

• Non-GAAP Adjusted EBITDA of $12.3 million, increased 144.5% year-over-year

• RNG production of 1.5 million MMBtu, increased 3% year-over-year

• RINs from operations sold of 14.3 million, increased 29.1% year-over-year

In July 2026, we began generating power for sale from our Turkey, North Carolina facility. This production of power is expected to be eligible to generate both swine RECs and enhanced RECs in subsequent months. As we work to increase the volumes of power and RECs that are able to be generated from our volume of produced syngas, we have identified specific programming modifications to our installed electrical switchgear. The installation of these modifications will provide for both the increase in production volumes as well as enhance protection of our processing equipment and electrical transformers. We expect to have all programming completed by mid-August and consistently generate power and RECs from all available collected feedstock volumes.

We continue to progress with our installation of feedstock collection at our targeted 400 thousand to 450 thousand hog spaces. As of the end of July, we have entered into long term agreements with over fifty separate farming locations providing us access to at least 350 thousand hog spaces. We are currently able to collect from more than 250 thousand hog spaces and will continue farm site collection equipment installations during the second half of 2026.

Second Quarter Financial Results

Total revenues in the second quarter of 2026 were $54.0 million, an increase of $8.9 million (19.7%) compared to $45.1 million in the second quarter of 2025. The increase is primarily related to environmental attribute revenues from RINs sold related to the distribution of RINs from our GreenWave joint venture, which had no RINs distributed and sold in the second quarter of 2025. Our second quarter of 2026 RNG volumes sold under fixed/floor-price contracts decreased approximately 80.0% compared to the second quarter of 2025 due to the expiration of fixed price pathway contracts. Our RNG commodity revenue decreased approximately 63.7% which was offset by an increase in RINs sold of 29.1%. Our RINs generated and unseparated decreased approximately 95.4% as a result of the transition to the Biogas Regulatory Reform Rule in 2025.

Operating and maintenance expenses for our RNG facilities in the second quarter of 2026 were $15.6 million, a decrease of $1.4 million (8.2%) compared to $17.0 million in the second quarter of 2025. Our McCarty facility operating and maintenance expenses decreased approximately $0.9 million primarily due to the timing of maintenance of gas processing equipment. Our Apex facility operating and maintenance expenses decreased approximately $0.5 million primarily due to timing of gas processing preventative maintenance. Our Renewable Electricity Generation operating and maintenance expenses in the second quarter of 2026 were $5.1 million, an increase of $0.3 million (5.3%) compared to $4.8 million in the second quarter of 2025. The increase was primarily driven by an increase in non-capitalizable costs of $1.2 million for our Montauk Ag Renewables project. Our Bowerman facility operating and maintenance expenses decreased approximately $0.7 million, primarily driven by the decreased wellfield operational costs and timing of gas processing preventative maintenance. We recorded approximately $8.3 million of expenses in the second quarter of 2026 related to the cost of RINs distributed from GreenWave and the costs related to pathway dispensing associated with our dispensing RNG in exclusive unique and proprietary pathways. Total general and administrative expenses were $7.7 million in the second quarter of 2026, a decrease of $1.4 million (15.2%) compared to $9.1 million in the second quarter of 2025, driven by one-time accelerated vesting of $1.6 million from certain restricted share awards in 2025.

Operating loss in the second quarter of 2026 was $0.1 million compared to $2.4 million in the second quarter of 2025. We recognized income of $3.8 million from our GreenWave joint venture in the second quarter of 2026. Net income in the second quarter of 2026 was $0.2 million compared to a net loss of $5.5 million in the second quarter of 2025.

Second Quarter Operational Results

We produced 1.5 million Metric Million British Thermal Units (“MMBtu”) of RNG during the second quarter of 2026, an increase of 43 thousand (3.0%) compared to 1.4 million MMBtu produced in the second quarter of 2025. Our McCarty facility produced 53 thousand MMBtu more in the second quarter of 2026 compared to the second quarter of 2025 as a result of landfill host wellfield operational and collection system enhancements. Our Apex facility produced 39 thousand MMBtu more in the second quarter of 2026 as compared to second quarter of 2025 as a result of increased feedstock gas from our improvements related to the landfill collection system. Our Galveston facility produced 26 thousand MMBtu fewer in the second quarter of 2026 compared to the second quarter of 2025 as a result of the landfill host assuming responsibility of wellfield operations and maintenance in 2026. Our Atascocita facility produced 37 thousand MMBtu fewer in the second quarter of 2026 compared to the second quarter of 2025 as a result of landfill host wellfield operational and collection system enhancement project timing and planned facility maintenance. We produced approximately 44 thousand megawatt hours (“MWh”) in Renewable Electricity in the second quarter of 2026, an increase of 2 thousand MWh compared to 42 thousand MWh produced in the second quarter of 2025. Our Bowerman facility produced approximately 3 thousand MWh more in the second quarter of 2026 compared to the second quarter of 2025. The increase is primarily related to increased gas flows due to landfill host wellfield improvements.

2026 Full Year Outlook

•
RNG revenues are expected to range between $175 and $190 million (unchanged)
•
RNG production volumes are expected to range between 5.8 and 6.0 million MMBtu (unchanged)
•
REG revenues are expected to range between $23 and $26 million
•
REG production volumes are expected to range between 185 and 195 thousand MWh

The reduction in REG revenues and volumes outlook relates to our current expectations on the commencement of revenue and REG generation at our Montauk Ag Renewables facility.

Conference Call Information

The Company will host a conference call August 6, 2026 at 8:30 a.m. Eastern time to discuss results. The registration for the conference call will be available via the following link:

• https://register-conf.media-server.com/register/BI0c92589308504408b2dab7f3408891bf

Please register for the conference call and webcast using the above link in advance of the call start time. The webcast platform will register your name and organization as well as provide dial-ins numbers and a unique access pin. The conference call will be broadcast live and be available for replay at https://edge.media-server.com/mmc/p/6xvvvg5h/ and on the Company’s website at https://ir.montaukrenewables.com after 11:30 a.m. Eastern time on the same day through August 6, 2027.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include references to EBITDA and Adjusted EBITDA, which are Non-GAAP financial measures. We present EBITDA and Adjusted EBITDA because we believe the measures assist investors in analyzing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

In addition, EBITDA and Adjusted EBITDA are financial measurements of performance that management and the board of directors use in their financial and operational decision-making and in the determination of certain compensation programs. EBITDA and Adjusted EBITDA are supplemental performance measures that are not required by or presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered alternatives to net income (loss) or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities or a measure of our liquidity or profitability.

About Montauk Renewables, Inc.

Montauk Renewables, Inc. (NASDAQ: MNTK) is a renewable energy company specializing in the management, recovery and conversion of biogas into RNG. The Company captures methane, preventing it from being released into the atmosphere, and converts it into either RNG or electrical power for the electrical grid (“Renewable Electricity”). The Company, headquartered in Pittsburgh, Pennsylvania, develops, operates and manages landfill methane-fueled renewable energy projects. The Company has current operations at 13 operating projects and on going development projects located in California, Idaho, Ohio, Oklahoma, Pennsylvania, North Carolina, South Carolina, and Texas. The Company sells RNG and Renewable Electricity, taking advantage of Environmental Attribute premiums available under federal and state policies that incentivize their use. For more information, visit https://ir.montaukrenewables.com

Company Contact:

John Ciroli

Chief Legal Officer (CLO) & Secretary

investor@montaukrenewables.com

(412) 747-8700

Investor Relations Contact:

Georg Venturatos

Gateway Investor Relations

MNTK@gateway-grp.com

(949) 574-3860

Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of U.S. federal securities laws that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. Forward-looking statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “strive,” “aim,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our future results of operations, financial condition, expectations and plans, including those related to the Montauk Ag project in North Carolina, the GreenWave joint venture, the Bowerman RNG Facility, the development of a biogenic carbon dioxide facility and the related offtake, the Emvolon collaboration and pilot project, the Rumpke RNG Relocation project, the Tulsa facility project, the resolution of gas collection issues at the McCarty facility, the delays and cancellations of landfill host wellfield expansion projects, the mitigation of wellfield extraction environmental factors at the Rumpke and Apex facilities, how we may monetize RNG production and weather-related anomalies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: our ability to develop and operate new renewable energy projects, including with livestock farms, and related challenges associated with new projects, such as achieving anticipated levels of energy output on a sustained basis on the announced timeline, identifying suitable locations, obtaining and refinancing or otherwise repaying acquisition financing and unexpected delays in construction and development; reduction or elimination of government loans, subsidies and other economic incentives to the renewable energy market, as a result of the current presidential administration and otherwise; the inability to complete strategic development opportunities; widespread manmade, natural and other disasters (including severe weather events), health emergencies, dislocations, geopolitical instabilities or events (including the current unrest in the Middle East), domestic protests and other forms of civil unrest, terrorist activities, international hostilities, government shutdowns, political elections, security breaches, cyberattacks or other extraordinary events that impact general economic conditions, energy markets, financial markets and/or our business and operating results; taxes, tariffs, duties or other assessments on equipment necessary to generate or deliver renewable energy or continued inflation that raise our operating costs and increase the construction costs of our existing or new projects; rising interest rates increase the borrowing costs of indebtedness; the failure to attract and retain qualified personnel or a possible increased reliance on third-party contractors as a result, and the potential unenforceability of non-compete clauses with our employees; the length of development and optimization cycles for new projects, including the design and construction processes for our livestock farm and other renewable energy projects; dependence on third parties for the manufacture of products and services and our landfill operations; the quantity, quality and consistency of our feedstock volumes from both landfill and livestock farm operations; reliance on interconnections with and access to electric utility distribution and transmission facilities and gas transportation pipelines for our Renewable Natural Gas and Renewable Electricity Generation segments; our ability to renew pathway provider sharing arrangements at historical counterparty share percentages; our projects not producing expected levels of output; potential benefits associated with the combustion-based oxygen removal condensate neutralization technology; concentration of revenues from a small number of customers and projects; our outstanding indebtedness, ability to refinance indebtedness at acceptable rates or at all and restrictions under existing and future indebtedness; our ability to extend our fuel supply agreements prior to expiration; our ability to meet milestone requirements under our power purchase agreements; existing regulations and changes to regulations and policies that effect our operations; expected impacts of the Production Tax Credit and other tax credit benefits under the Inflation Reduction Act of 2022; decline in public acceptance and support of renewable energy development and projects; our expectations regarding Environmental Attribute volume requirements and prices and commodity prices; our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act (“JOBS Act”); our expectations regarding future capital expenditures, including for the maintenance of facilities; our expectations regarding the use of net operating losses before expiration; our expectations regarding more attractive carbon intensity scores by regulatory agencies for our livestock farm projects; market volatility and fluctuations in commodity prices and the market prices of Environmental Attributes and the impact of any related hedging activity; regulatory changes in federal, state and international environmental attribute programs and the need to obtain and maintain regulatory permits, approvals, and consents; profitability of our planned livestock farm projects; sustained demand for renewable energy; potential liabilities from contamination and environmental conditions; potential exposure to costs and liabilities due to extensive environmental, health and safety laws; impacts of climate change, extreme and changing weather patterns and conditions and natural disasters; failure of our information technology and data security systems; increased competition in our markets; ability to keep up with technology innovations; concentrated stock ownership by a few stockholders and related control over the outcome of all matters subject to a stockholder vote; and other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K and our other filings with the SEC.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in our Securities and Exchange Commission filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties. The forward-looking statements included herein are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

MONTAUK RENEWABLES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share data)

	as of June 30,	as of December 31,
ASSETS	2026	2025
Current assets:
Cash and cash equivalents	$15,757	$23,752
Accounts and other receivables	5,554	9,167
Current restricted cash	8	8
Income tax receivable	1,308	702
Current portion of derivative instruments	—	220
Prepaid insurance and other current assets	4,677	3,306
Total current assets	$27,304	$37,155
Non-current restricted cash	$2,725	$430
Property, plant and equipment, net	385,624	341,395
Goodwill and intangible assets, net	19,070	19,605
Deferred tax assets	3,455	5,550
Operating lease right-of-use assets	7,358	9,082
Finance lease right-of-use assets	8	39
Equity method investment	3,715	3,824
Other assets	21,447	18,380
Total assets	$470,706	$435,460

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,800	$15,638
Accrued liabilities	15,998	11,735
Current portion of operating lease liability	2,531	3,287
Current portion of finance lease liability	1	32
Current portion of long-term debt	—	2,733
Total current liabilities	$44,330	$33,425
Long-term debt, less current portion	149,635	126,000
Non-current portion of operating lease liability	4,960	5,880
Non-current portion of finance lease liability	8	8
Asset retirement obligations	7,218	6,960
Other liabilities	25	39

Total liabilities	$206,176	$172,312

STOCKHOLDERS’ EQUITY

Common stock, $0.01 par value, authorized 690,000,000 shares; 143,912,811 shares issued at June 30, 2026 and December 31, 2025; 143,244,544 shares outstanding at June 30, 2026 and December 31, 2025	1,431	1,431
Treasury stock, at cost, 2,521,886 shares June 30, 2026 and December 31, 2025	(21,681)	(21,681)
Additional paid-in capital	227,453	226,302
Retained earnings	57,327	57,096
Total stockholders' equity	264,530	263,148
Total liabilities and stockholders' equity	$470,706	$435,460

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except share and per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total operating revenues	$54,020	$45,127	$100,447	$87,730

Operating expenses:
Operating and maintenance expenses	29,061	21,864	52,215	39,422
General and administrative expenses	7,666	9,044	15,686	17,798
Royalties, transportation, gathering and production fuel	8,814	9,168	16,851	16,739
Depreciation, depletion and amortization	7,904	7,029	16,277	13,293
Impairment loss	650	377	1,093	2,424
Total operating expenses	$54,095	$47,482	$102,122	$89,676
Operating loss	$(75)	$(2,355)	$(1,675)	$(1,946)

Other expenses (income):
Interest expense	$1,531	$1,216	$2,866	$2,459
Income from equity investment	(3,772)	—	(7,092)	—
Loss on extinguishment of debt	—	—	944	—
Other (income) loss	(50)	40	(316)	(13)
Total other (income) expenses	$(2,291)	$1,256	$(3,598)	$2,446

Income (loss) before income taxes	$2,216	$(3,611)	$1,923	$(4,392)

Income tax expense	1,990	1,876	1,692	1,559
Net income (loss)	$226	$(5,487)	$231	$(5,951)

Income (loss) per share:
Basic	$0.00	$(0.04)	$0.00	$(0.04)
Diluted	$0.00	$(0.04)	$0.00	$(0.04)

Weighted-average common shares outstanding:
Basic	143,244,544	143,035,626	143,244,544	142,874,606
Diluted	143,932,316	143,035,626	143,916,829	142,874,606

MONTAUK RENEWABLES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$231	$(5,951)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	16,277	13,293
Provision for deferred income taxes	2,095	1,596
Loss on extinguishment of debt	944	-
Stock-based compensation	1,151	3,639
Derivative mark-to-market adjustments and settlements	220	341
Net (gain) loss on sale or disposal of assets	(13)	36
Decrease in earn-out liability	—	360
Accretion of asset retirement obligations	258	239
Amortization of debt issuance costs	482	195
Impairment loss	1,093	2,424
Non-cash expense - RINs from equity method investment	7,201	—
Income from equity method investment	(7,092)	—
Cash provided (used) by changes in assets and labilities:
Accounts receivable	3,613	629
Royalty offset long term receivable	(2,921)	(2,645)
Critical spare inventory	(204)	(1,030)
Prepaid insurance and expenses	(1,371)	(2,003)
Income tax payables	(606)	(606)
Accounts payable and Accrued liabilities	8,935	7,247
Other	152	(418)
Net cash provided by operating activities	$30,445	$17,346
Cash flows from investing activities:
Capital expenditures	$(55,560)	$(45,298)
Capital contributions to equity method investments	—	$(2,150)
Cash collateral deposits	—	$2
Proceeds from sale of assets	33	—
Net cash used in investing activities	$(55,527)	$(47,446)
Cash flows from financing activities:
Repayments of long-term debt	(44,000)	(6,000)
Borrowings of long-term debt	155,000	20,000
Repayments of revolver	(105,000)	—
Borrowings of revolver	20,000	—
Debt extinguishment costs	(944)	—
Debt issuance costs	(5,644)	—
Common stock issuance	—	4
Treasury stock purchase	—	(354)
Finance lease payments	(30)	(36)
Net cash provided in financing activities	$19,382	$13,614
Net decrease in cash and cash equivalents and restricted cash	$(5,700)	$(16,486)
Cash and cash equivalents and restricted cash at beginning of period	$24,190	$46,004
Cash and cash equivalents and restricted cash at end of period	$18,490	$29,518

Reconciliation of cash, cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$15,757	$29,133
Restricted cash and cash equivalents - current	8	8
Restricted cash and cash equivalents - non-current	2,725	377
	$18,490	$29,518

Supplemental cash flow information:
Cash paid for interest, net of $4,426 and $64 capitalized respectively	$3,178	$2,501
Cash paid for income taxes	202	569
Accrual for purchase of property, plant and equipment included in accounts payable and accrued liabilities	17,275	19,367
Non-cash RIN distribution from equity method investment	7,201	—

MONTAUK RENEWABLES, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

(in thousands):

The following table provides our EBITDA and Adjusted EBITDA, as well as a reconciliation to net income (loss) which is the most directly comparable GAAP measure for the three and six months ended June 30, 2026 and 2025, respectively:

	Three Months Ended June 30,
	2026	2025
Net income (loss)	$226	$(5,487)
Depreciation, depletion and amortization	7,904	7,029
Interest expense	1,531	1,216
Income tax expense	1,990	1,876
Consolidated EBITDA	11,651	4,634

Impairment loss	650	377
Net loss on disposal of assets	—	21
Adjusted EBITDA	$12,301	$5,032

	Six Months Ended June 30,
	2026	2025
Net income (loss)	$231	$(5,951)
Depreciation, depletion and amortization	16,277	13,293
Interest expense	2,866	2,459
Income tax expense	1,692	1,559
Consolidated EBITDA	21,066	11,360

Impairment loss	1,093	2,424
Loss on extinguishment of debt	944	—
Net (gain) loss on sale of assets	(13)	36
Adjusted EBITDA	$23,090	$13,820